UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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HILL INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hill International Files Amended Proxy

Materials and Issues Letter to Stockholders

PHILADELPHIA, July 17, 2015 (GLOBE NEWSWIRE) — Hill International (NYSE: HIL), the global leader in managing construction risk, today issued amended proxy materials, including a letter to its stockholders, in advance of the company’s Annual Stockholders Meeting scheduled for Friday, August 7, 2015.  The letter summarizes Hill’s long-term track record of growth, its outlook for record revenues and EBITDA in 2015, and management’s commitment to delivering long-term and sustainable shareholder value.  The letter also outlines the superior qualifications of Hill’s Board nominees, and calls into question the qualifications and track record of the nominees put forth by activist Bulldog Investors.  Copies of the amended proxy materials and the stockholder letter have been filed with the Securities and Exchange Commission.  The text of the letter follows:

July 17, 2015

Dear Fellow Stockholder:

On August 7, 2015, Hill International, Inc. (“Hill”) will be holding its Annual Stockholders Meeting in Philadelphia.  This will be my first Annual Meeting as Hill’s CEO, a position I have held for a little more than six months. As a fellow shareholder, I am happy to report that during this brief period, our share price has increased nearly 36%, driven by double-digit revenue growth, a return to profitability and one of the highest backlogs in our history.  Despite such strong performance, we are under attack by an activist investor who is primarily interested in a fire-sale of the Company instead of allowing long-term investors to benefit from our strong financial performance.  In advance of this meeting, it is imperative that you understand the facts about the activist proxy campaign initiated by Bulldog Investors (“Bulldog”).

Hill’s Board of Directors strongly opposes Bulldog’s nominations and its proposals which relate solely to forcing a sale of our company.  We believe that Bulldog’s nominees have little to no understanding of our business and industry and, as such, would deliver no added value to our company or its stockholders.

The Board also has serious concerns about the qualifications of the people nominated by Bulldog.  Bulldog’s nominees have in the past violated certain securities laws.  Moreover, another company on whose board they currently serve has been investigated by federal agencies including the IRS Criminal Division, and has been the subject of litigation focused on the suppression of shareholder rights.  These are clearly not individuals that should serve on Hill’s Board.

Please support Hill’s Board nominees by voting and returning the WHITE proxy card.  Your vote is extremely important,

and we ask that you consider the following:

Hill’s Board and management team have the right plan in place to deliver long-term and sustainable value to our stockholders, as evidenced by the following:

Hill is Focused on Revenue Growth:  We Have Achieved Substantial

Long-Term Growth in Revenues and Are Forecasting Record Revenues in 2015

•                  Hill has reported record consulting fee revenues (CFR) every year since becoming a public company in 2006.

•                  Over the past 10 years (2004 through 2014), Hill’s CFR grew at a CAGR of 25%, rising from $63 million to $576 million during that period.

•                  During 2014, our strong business development efforts generated record annual net bookings of $628 million.  This drove total backlog at the end of last year to a record $1.08 billion.

•                  For 2015, we are forecasting that Hill’s CFR will increase to between $650 million and $675 million, growth of 13% to 17% from last year.

Hill is Focused on EBITDA Growth:  EBITDA is

Growing Significantly Faster than Revenues

•                  On May 4, 2015, we announced a cost optimization plan that we expect will eliminate more than $25.0million in annualized overhead expenses.  Implementation is well underway, and we expect to see the benefits of this plan during the Third Quarter of 2015.

•                  Based upon higher anticipated CFR and the cost optimization program, we have forecasted that earnings before interest, taxes, depreciation and amortization (“EBITDA”) as a percentage of CFR in 2015 will be in the range of 8.0% to 10.0%, or approximately $52 million to $68 million for the year, up significantly from 6.6%, or $37.8 million, in 2014.  (Please see “EBITDA Reconciliation” at the end of this letter for detailed information on the reconciliation between Hill’s net (loss) earnings and EBITDA for the past four years.)

Hill is Focused on Debt Reduction and

Strengthening its Balance Sheet

•                  Hill’s improving performance over the past few years allowed us to take a very important step towards further strengthening overall profitability with the successful closing during the Third Quarter of 2014 of both a $40.6 million equity follow-on offering and a $165.0 million senior debt refinancing.  This new equity and debt capital allowed us to refinance older, more expensive credit obligations.

•                  During the First Quarter of 2015, we lowered Hill’s interest expense by 30% versus the prior year and we expect further savings as this year progresses.

•                  Our improved profitability and cash flow allows us to further reduce senior debt and deleverage our balance sheet going forward.

Why Hill’s Nominees are the RIGHT Choice

•                  Camille S. Andrews

•                  Six years of experience as a member of Hill’s Board of Directors

•                  Chair of the Board’s Governance and Nominating Committee

•                  Associate Dean and a member of the faculty of Rutgers University School of Law at Camden with expertise in corporate, securities, antitrust and other complex litigation

•                  Counsel to Context Capital Partners, a private equity firm

•                  Former Partner at Dilworth Paxson LLP, a major law firm

•                  B.A. magna cum laude, University of Pittsburgh; J.D. with honors, Rutgers University (member of Law Review)

•                  Published and lectured in securities law, Sarbanes-Oxley, legal ethics and other complex litigation areas

•                  Member of the New Jersey and Pennsylvania Bars and admitted to practice before the U.S. Supreme Court

•                  Served on numerous non-profit boards, including AYCO Foundation (a Goldman Sachs Charitable Foundation), Walnut Street Theater, the Philadelphia Zoo, New Jersey Cares for Abused Children, and the Camden Leap Academy Charter School

•                  Recipient of numerous awards, including the Distinguished Service Award for Excellence in Continuing Legal Education, the Dr. Martin Luther King, Jr. Award for Champions of Justice, and the Campeone de la Justicia Hispanic Law Student Award for Social Justice.

•                  Brian W. Clymer

•                  Nine years of experience as a member of Hill’s Board of Directors

•                  Chair of the Board’s Audit Committee

•                  Former Senior Vice President of External Affairs, Prudential Financial, Inc.

•                  Former Treasurer of the State of New Jersey

•                  Former President and CEO of Railway System Design, Inc., a transportation design firm

•                  Former Vice President of Gannett Fleming, Inc., an engineering and construction management firm

•                  Former Administrator of the U.S. Federal Transit Administration

•                  B.S., Lehigh University

•                  Certified Public Accountant in Pennsylvania

Both Camille and Brian are strong, independent directors, who have served with distinction on Hill’s Board for many years, and they have earned the trust and respect of Hill’s other directors as well as its management team.  The company believes that, given the wealth of talented women in the business community, diversity is an important consideration for board membership.  As the only woman on Hill’s Board, Camille brings not only her 30 years of legal and business experience but a diversity that beneficially serves the long-term strategic goals and direction of our company.  We strongly recommend that you vote for the reelection of Camille and Brian to our Board.

Why Bulldog’s Nominees are the WRONG Choice

Securities Law Violations

•                  On November 26, 2006, the SEC staff stated that both of Bulldog’s nominees, Phil Goldstein and Andy Dakos, as participants in another proxy contest, violated the SEC’s proxy rules.

•                  On October 17, 2007, the Commonwealth of Massachusetts Securities Division found that Bulldog, Goldstein and Dakos had violated Massachusetts state securities laws by making an unlawful offer of securities.

•                  Even more troubling than these violations, the SEC’s rules require disclosure of facts that are material to an evaluation of the ability or integrity of a director, including certain findings relating to violations of securities laws by persons who are nominated as directors.  However, Goldstein and Dakos have never made disclosure of these violations to you or your fellow stockholders during this proxy contest!

Poor Track Record of Adding Value

•                  Since August 2012, Goldstein has served as Chairman of the Board and Dakos has served as a director of Imperial Holdings, Inc. (NYSE:IFT).  Since they joined its board, IFT has been the subject of investigations by federal agencies including the IRS Criminal Division.  IFT has also suffered deteriorating cash flow since Goldstein and Dakos joined its board, with combined operating and investing cash flow of +$10.5 million in 2012, -$53.5 million in 2013 and -$78.9 million in 2014!  Not surprisingly, IFT’s stock price has traded lower over the past two years as its cash flow has collapsed.

•                  Goldstein has been a director of MVC Capital, Inc. (NYSE:MVC) since September 2012.  MVC has failed to file its financial statements for nearly the past year and it recently received a delisting notice from the New York Stock Exchange.  Not surprisingly, MVC’s stock is currently trading well below the price it did when Goldstein joined its board.

Aside from the above reasons that the Bulldog nominees should not serve on Hill’s Board of Directors, they simply have not presented any new ideas to add shareholder value, other than attempting to force the sale of our company at the worst possible time.  What, if anything, will Goldstein and Dakos do differently than the current Board to grow the business and create long-term shareholder value?  We don’t know because they have offered no such ideas.  They, as recent investors, seem to be only interested in forcing a sale of our company to maximize their short-term return.  Considering the anticipated growth in our business and our expectation of record revenues and record EBITDA this year, we don’t believe that is what is in the best interests of our company or its stockholders.

Make the RIGHT Choice — Vote the WHITE Proxy Card

Unlike Bulldog, your Board’s interests lie solely with enhancing near- and long-term shareholder value.  To that end, the Board voluntarily terminated the stockholder rights plan it had adopted in response to an unsolicited and inadequate takeover offer.  We listened closely to our stockholders—many of whom were against the plan—and came to the conclusion that the benefits of the rights plan were outweighed by the concerns of our investors.

The Board and management of Hill are committed to enhancing the long-term value of your investment.  Any involvement by Bulldog would serve as a costly and unnecessary distraction by two individuals with no relevant operational or industry experience, and an agenda that we view as being driven by short-term gains at the expense of long-term value creation.

Your vote is very important to us.  No matter how many shares of Common Stock you own, please vote FOR the election of both of our nominees—Camille Andrews and Brian Clymer—and in accordance with our recommendations on all other proposals on the agenda for the 2015 Annual Meeting. On behalf of Hill’s Board of Directors and management team, we appreciate the continued support of you and our other fellow stockholders as we build value together.

Best regards,

David L. Richter
President and Chief Executive Officer

Please vote the enclosed WHITE proxy form today!

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed WHITE voting form for instructions on how to vote electronically.  It is fast and cost-free.  You may also vote by signing, dating and returning the enclosed WHITE voting form in the postage-paid envelope that has been provided.

Please do not return any proxy card sent to you by Bulldog Investors (“Bulldog”) or Opportunity Partners, L.P.  Not even to vote Against them.  Doing so may cancel your vote in favor of the Company.  In fact, please discard anything you receive from Bulldog.  If you have already returned a proxy card from Bulldog, you have every right to change your vote by voting a later-dated WHITE proxy card.  Please do so today.

If you have any questions or require any assistance with voting of your shares please contact our proxy solicitor Alliance Advisors at the address set forth below.

If you have any questions, require assistance in voting your WHITE proxy card,

or need additional copies of Hill International’s proxy materials, please call

Alliance Advisors LLC at the phone numbers listed below.

ALLIANCE ADVISORS LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Shareholders Call Toll-Free: (888) 991-1290

Banks and Brokers Call Collect:  (973) 873-7721

EBITDA Reconciliation

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Years Ended December 31
(in US$’000)	2011	2012	2013	2014
Net (loss) earnings attributable to Hill	-6,017	-28,217	1,629	-10,879
Interest	7,262	18,150	22,864	30,485
Income taxes	-6,186	13,442	6,043	8,411
Depreciation and amortization	15,640	12,430	10,756	9,823
EBITDA	10,699	15,805	41,292	37,840

Forward-Looking Statements

This document contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “projects,” “anticipates” or other words of similar meaning.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, market position, anticipated benefits of the Company’s cost optimization program, timing of anticipated benefits from the Company’s cost optimization program, outcome of contingencies, such as financial results, are forward looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the Company’s control. In addition to the risk factors set forth in our most recent Form 10-K, some of the important factors that could cause the Company’s actual results to differ materially from those projected in any such forward-looking statements are: modifications and termination of client contracts; control and operational issues pertaining to business activities that we conduct pursuant to joint ventures with other parties; difficulties we may encounter in implementing our acquisition strategy; difficulties we may encounter in implementing our cost optimization plan; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog. The Company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement with the SEC in connection with the solicitation of proxies for its 2015 Annual Meeting of Stockholders. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Hill, its directors, and certain executive officers may be deemed to be participants in the solicitation of proxies from Hill stockholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting. Information about Hill’s directors and executive officers is available in Hill’s definitive proxy statement (including any amendments and supplements) for its 2015 Annual Meeting. To the extent holdings of Hill’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement (including any amendments and supplements) and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with the Company’s 2015 Annual Meeting.  Stockholders may obtain a free copy of the proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov or the Company’s website at www.hillintl.com, in the “Investor Relations” section.